Exhibit 3.22

AMENDMENT AND CONSENT NO. 1 TO

AGREEMENT OF LIMITED PARTNERSHIP OF

ENCORE MEDICAL, L.P.

A Delaware Limited Partnership

This AMENDMENT AND CONSENT NO. 1 TO AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”) is made effective as of the 4th day of October, 2004, by the undersigned sole general partner (the “General Partner”) of Encore Medical, L.P., a Delaware limited partnership (the “Partnership”), and the undersigned sole limited partner (the “Limited Partner”) of the Partnership.

WHEREAS the General Partner and the Limited Partner entered into that certain Agreement of Limited Partnership of Encore Medical, L.P. (the “Partnership Agreement”, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them therein) effective as of the 7th day of February, 2002;

WHEREAS the General Partner wishes to grant a security interest in all of its interest in the partnership, including without limitation its Percentage Interests and all rights, privileges, authority and powers of the General Partner, and the Limited Partner wishes to grant a security interest in all of its interest in the partnership, including without limitation its Percentage Interests and all rights, privileges, authority and powers of the Limited Partner, to Bank of America, N.A., as administrative agent (the “Administrative Agent”), pursuant to the Security Agreement dated as of October 4, 2004 executed and delivered by the grantors referred to therein to the Administrative Agent (the “Security Agreement”) in connection with that certain Credit Agreement dated as of October 4, 2004 among Encore Medical IHC, Inc., as borrower, Encore Medical Corporation, the Administrative Agent and certain lenders and financial institutions party thereto (the “Credit Agreement”);

WHEREAS the Limited Partner wishes to assign to the Administrative Agent the right to be admitted to the Partnership as a Limited Partner, upon the occurrence and continuance of an Event of Default (as defined in the Credit Agreement) and pursuant to its exercise of remedies under the Security Agreement; and

WHEREAS the General Partner and the Limited Partner wish to amend the Partnership Agreement as set forth below;

NOW, THEREFORE, the General Partner and the Limited Partner hereby agree as follows:

SECTION 1  Amendments. A new Section 6.10 shall be inserted into the Partnership Agreement as follows:

“6.10                     Partnership Interests to be Treated as Securities. All of the interest of each Partner in the Partnership, including without limitation its respective Percentage Interests and all of its rights, privileges, authority and powers, shall be securities governed by Article 8 of the Delaware Uniform Commercial Code.”

SECTION 2  Consents

(a)                                  The General Partner hereby consents to (i) the granting of a security interest by the Limited Partner in all of its interests in the Partnership, including without limitation its respective Percentage Interests and all of its rights, privileges, authority and powers, to the Administrative Agent pursuant to the Security Agreement and (ii) the exercise of remedies specified in Section 22(a)(iv)(C) of the Security Agreement and the recognition of the Administrative Agent as the record holder of the Limited Partnership interests in connection therewith.

(b)                                 The Limited Partner hereby consents to the granting of a security interest by the General Partner in all of its interest in the Partnership, including without limitation its respective Percentage Interests and all of its rights, privileges, authority and powers, to the Administrative Agent pursuant to the Security Agreement.

SECTION 2  Miscellaneous.

(a)                                  This Amendment shall be binding upon the executors, administrators, estates, heirs and legal successors of the parties hereto.

(b)                                 This Amendment and all questions arising hereunder shall be resolved in accordance with the laws of the State of Delaware, except for any choice of law provisions of Delaware law that would result in the application of the substantive laws of another jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

GENERAL PARTNER:

ENCORE MEDICAL GP, INC.,
a Nevada corporation

By:	/s/ Harry Zimmerman
Name: Harry Zimmerman
Title: EVP-General Counsel

LIMITED PARTNER:

ENCORE MEDICAL ASSET
CORPORATION,
a Nevada corporation

By:	/s/ Harry Zimmerman
Name: Harry Zimmerman
Title: EVP-General Counsel

NOTICE: THIS PARTNERSHIP HAS MADE AN ELECTION TO BE TREATED

AS A CORPORATION FOR FEDERAL INCOME TAX PURPOSES.

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENCORE MEDICAL, L.P.

(A Delaware Limited Partnership)

This Agreement (“Agreement”) of Limited Partnership of Encore Medical, L.P., a Delaware  limited partnership  (the “Partnership”), is entered into as of the 7th day of February, 2002, by and between Encore Medical GP, Inc., a Nevada corporation, as the sole general partner (“General Partner”), and Encore Medical Asset Corporation, a Nevada corporation, as limited partner (“Limited Partner”) (each a “Partner” and collectively the “Partners”).

ARTICLE 1. ORGANIZATION

1.1                                 Formation. The Partners hereby form the Partnership for the purposes set forth below, subject to the provisions of this Agreement and the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”). The Partnership shall not conduct any business until the certificate of limited partnership of the Partnership has been filed with the Office of the Secretary of State of Delaware. For purposes of determining a Partner’s rights to distributions and allocations under this Agreement, and the right to vote or consent with respect to a matter, the percentage interests of the Partners in the Partnership are as set forth on Schedule A (“Percentage Interests”).

1.2                                 Name. The name of the Partnership is Encore Medical, L.P., and all business of the Partnership shall be conducted in that name, or in such other name as the General Partner may determine.

1.3                                 Registered Agent; Offices. The registered agent and registered office of the Partnership shall be as designated by the General Partner from time to time in accordance with the Act. The principal office of the Partnership shall be located at 9800 Metric Boulevard, Austin, Texas 78758, or such other place as the General Partner may determine. The General Partner shall cause the Partnership to maintain at its principal office the books and records of the Partnership required by the Act to be maintained there and shall keep at its registered office the street address of its principal office.

1.4                                 Purposes. The purposes of the Partnership are to transact any lawful business or businesses for which limited partnerships may be organized under the Act, and to do all things necessary, appropriate or incidental to the foregoing.

ARTICLE 2. CAPITALIZATION

2.1                                 Initial Capital Contributions. The initial capital contributions of the Partners are set forth on Schedule A.

2.2                                 Additional Capital Contributions. No Partner shall have any obligation to contribute additional capital to the Partnership. Unless otherwise agreed by all Partners, any additional capital contributions that are made shall be made by the Partners in proportion to their Percentage Interests.

2.4                                 Loans. Any Partner may lend money or other property to the Partnership on commercially reasonable terms. Any amounts advanced by a Partner to the Partnership after the date hereof shall constitute loans unless designated in writing as a capital contribution at the time made.

ARTICLE 3. DISTRIBUTIONS AND ALLOCATIONS

3.1                                 Distributions. Except as provided in Section 7.4, distributions of Partnership cash or other property shall be made at such times and in such amounts as the General Partner may determine. All such distributions shall be made to the Partners in proportion to their Percentage Interests, without economic distinction between a General Partnership Interest and a Limited Partnership Interest. All General Partnership Interests and Limited Partnership Interests shall be entitled to pro-rata, equal distributions and allocations during the duration of the Partnership and upon liquidation and winding up.

3.2                                 Allocations. For purposes of federal income taxation, the Partnership shall continue to be treated as a C Corporation, as it was prior to its conversion. All items of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in proportion to their Percentage Interests, without economic distinction between a General Partnership Interest and a Limited Partnership Interest.

ARTICLE 4. MANAGEMENT

4.1                                 Authority of Limited Partner. A Limited Partner in its capacity as such does not have the power or authority to participate in the management or control of the Partnership’s business and affairs or to act for or bind the Partnership. A Limited Partner shall have the right to vote or consent with respect to a Partnership matter only when so provided in this Agreement or by any nonvariable provision of the Act. Unless otherwise provided in this Agreement or by any nonvariable provision of the Act, any such vote or consent shall require the affirmative vote or consent of a Majority Interest of the Limited Partners.

Pursuant to Section 3.03 of the Act, the Limited Partners may perform one or more of the following functions on behalf of the Partnership without being deemed to have participated in the control of the Partnership: (i) acting as an employee of the Partnership; (ii) consulting with or advising the General Partner on any matter, including the business of the Partnership; (iii)

calling, requesting, attending, or participating in a meeting of the Partners or the Partnership; (iv) serving on a committee of the limited partners; or (v) voting to approve or disapprove the dissolution or winding up of the Partnership, the reconstitution of the Partnership, the sale, exchange, lease, mortgage, assignment, or pledge of an asset or assets of the Partnership, the admission or removal of a Partner, or an amendment of the Partnership agreement.

4.2                                 Authority of General Partner. Except as otherwise provided in this Agreement or any nonvariable provision of the Act, the General Partner shall have exclusive control of the management of the Partnership’s business and affairs with full power and authority to do all things necessary or appropriate to conduct the business and affairs of the Partnership, including the power and authority to mortgage, pledge, grant a security interest in or otherwise encumber any or all of the Partnership’s assets without the consent of any other Partner. Any person dealing with the Partnership may rely conclusively on a certificate of the General Partner.

4.3                                 Indemnification. To the fullest extent permitted by the Act or other law, the General Partner, its employees, affiliates and authorized representatives, shall be indemnified and held harmless by the Partnership from and against all losses, judgments, liabilities, costs, expenses (including professional fees, court costs, penalties, fines, taxes and interest) and settlement payments incurred in connection with the defense or settlement of any actual or threatened action, proceeding or claim arising out of or incidental to the person’s actions or omissions in connection with the management and conduct of the Partnership’s business and affairs, and shall be entitled to advancement of expenses related thereto; provided, that any such indemnification shall be limited to the assets of the Partnership. The right of indemnification set forth in this section is intended to include indemnification for the person’s own negligence (but not gross negligence).

4.4                                 Management Fee; Expenses. Unless approved by a Majority Interest of the Limited Partners, the General Partner shall not be entitled to any compensation from the Partnership for its services to the Partnership; provided, that the General Partner shall be entitled to be reimbursed by the Partnership for its direct out-of-pocket costs and expenses, and an allocable share of its overhead and other indirect costs and expenses, incurred in connection with the management and conduct of the Partnership’s business and affairs.

ARTICLE 5. ADMINISTRATIVE MATTERS

5.1                                 Books and Records. The Partnership shall maintain separate books of account for the Partnership which shall show a true and accurate record of the Partnership’s assets and liabilities, and all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the Partnership and the operation of its business. Each Partner, its designated agents or employees, at the Partner’s cost and expense, shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of or extracts from the books of account, records, files and bank statements of the Partnership.

5.2                                 Financial Reports. Each Partner shall, at the Partnership’s expense, be furnished (a) within a reasonable time after the end of each fiscal year of the Partnership, an unaudited

(unless otherwise determined by the General Partner) balance sheet and income statement as of the end of such fiscal year, and (b) from time to time, any other information relating to the Partnership and its business and affairs reasonably requested by such Partner.

5.3                                 Bank Accounts. The Partnership shall maintain in its name such banking and other accounts as the General Partner may from time to time determine. Deposits and withdrawals from such accounts shall be made upon the order of such person or persons as the General Partner may from time to time designate.

5.4                                 Tax Elections. The Partnership shall elect to be treated as a corporation for federal income tax purposes.

5.5                                 Tax Returns. The Partnership shall prepare and file all tax returns and statements required to be filed by it (if any).

5.6                                 Tax Matters Partner. To the extent required under federal law, Encore Medical GP, Inc. shall be the “tax matters partner” of the Partnership.

ARTICLE 6. TRANSFERS; WITHDRAWAL; ADDITIONAL PARTNERS

6.1                                 Transfers By Limited Partners. Except with the prior written consent of the General Partner, which consent may be given, withheld or conditioned in the sole discretion of the General Partner for any reason or no reason, a Limited Partner shall not voluntarily or involuntarily by operation of law or otherwise sell, assign, transfer, grant a security interest in, or otherwise encumber or dispose of, or suffer the encumbrance or disposition of all or part of its interest in the Partnership (including the mere right to receive distributions pursuant to this Agreement) (“Transfer”), to a person other than a Partner or the Partnership. A purported transfer made in contravention of this Section shall not be entitled to be recognized by the Partnership.

6.2                                 Substituted Limited Partner. A transferee of an interest in the Partnership of a  Limited Partner shall be entitled to be admitted to the Partnership as a Limited Partner only if (a) the right to such admission was assigned to the transferee, (b) the General Partner has consented to such admission, which consent may be given, withheld or conditioned in the sole discretion of a majority of the General Partnership interests, for any reason or no reason, and (c) all of the conditions set forth in Section 6.3 have been satisfied. Any transferee that is not admitted as a Limited Partner shall have only the rights of an assignee described in Section 7.02(a)(3) of the Act and shall hold the transferred interest subject to all of the terms and conditions of this Agreement, including this Article.

6.3                                 Other Conditions to Transfers. Notwithstanding Sections 6.1 and 6.2, a Transfer of an interest in the Partnership of a Limited Partner shall not be permitted or recognized, and no transferee thereof shall be admitted as a substituted Limited Partner, until the following conditions have been satisfied:

(a)                                  the General Partner shall have been provided a written opinion, satisfactory in content to the General Partner from counsel satisfactory to the General Partner, to the effect that the offer and Transfer of the interest is exempt from federal securities law registration requirements;

(b)                                 the General Partner, in its sole discretion, shall have concluded that the Transfer will not cause the Partnership to (i) be in material breach or default under any instrument or agreement to which it is bound, (ii) be in material violation of any federal, state, local or foreign non-securities law to which it is subject, or (iii) cause the Partnership to forfeit any material right, privilege, franchise, license, permit or similar right or federal or state income or franchise tax status; and

(c)                                  the General Partner shall have received, in form and content satisfactory to it (i) a true and complete copy of the instruments or documents effecting or evidencing the Transfer, (ii) the written agreement of the transferee agreeing to be bound by this Agreement, setting forth the notice address of the transferee and containing such other terms and conditions as the General Partner may require, and (iii) reimbursement of all costs and expenses incurred by the Partnership in connection with the Transfer or admission.

6.4                                 Recognition of Transfers. A Transfer of an interest in the Partnership of a Limited Partner, although otherwise valid under this Agreement, shall not be recognized by the Partnership until the transferor has given written notice thereof to the General Partner and the General Partner has recognized the transferee as the record holder of the interest. For purposes of making distributions and allocations, and determining the Limited Partners entitled to vote or consent with respect to a matter, the General Partner shall recognize such a Transfer no later than the end of the calendar month during which it receives notice of the Transfer and all conditions to recognition of the Transfer set forth in this Article have been satisfied or waived. Until such time, all allocations and distributions shall be made to, and all votes and consents shall be had from, the person that is reflected in the books and records of the Partnership as the record owner of the interest.

6.5                                 Withdrawal of Limited Partners. Except by reason of death or legal incapacity, or the Transfer of all of its interest in the Partnership to another Partner, the Partnership or a person admitted as a substituted Limited Partner pursuant to Section 6.2, a Limited Partner has neither the right nor the power to withdraw from the Partnership prior to the completion of its winding up.

 6.6                              Additional Limited Partners. Except as provided in Section 6.2, additional Limited Partners may be admitted to the Partnership only with the consent of and upon such terms and conditions as have been approved by the General Partner and a Majority Interest of the Limited Partners. Each additional Limited Partner shall have executed an agreement acceptable to the General Partner pursuant to which the additional Limited Partner has agreed to be bound by the terms and conditions of this Agreement and containing such other representations, warranties, covenants and conditions as the General Partner may deem appropriate.

6.7                                 Transfers by General Partner. The General Partner may Transfer all or part of its interest as General Partner only with the consent of and upon such terms and conditions as have been approved by a Majority Interest of the Limited Partners.

6.8.                              Additional General Partners. Except as provided in Section 7.1(c), additional General Partners may be admitted to the Partnership only with the consent of and upon such terms and conditions as have been approved by a Majority Interest of the Limited Partners.

6.9                                 Withdrawal of General Partner. The General Partner has the right to withdraw as General Partner only with the consent of and upon such terms and conditions as have been approved by a Majority Interest of the Limited Partners.

ARTICLE 7. DISSOLUTION; WINDING UP

7.1                                 Dissolution. The Partnership shall be dissolved only upon the occurrence of any of the following (each a “Dissolution Event”):

(a)                                  the agreement of the General Partner and a Majority Interest of the Limited Partners to dissolve the Partnership;

(b)                                 the bankruptcy, dissolution, termination of existence or occurrence of any other event of withdrawal of a General Partner within the meaning of Section 4.02 of the Act, unless (i) there remains at least one General Partner that continues the Partnership’s business, or (ii) within ninety days after the event of withdrawal, a Majority Interest of the Limited Partners agree in writing to continue the Partnership’s business and to the appointment, effective as of the date of the event of withdrawal, of one or more new General Partners; or

(c)                                  the entry of a decree of judicial dissolution under Section 8.02 of the Act.

7.2                                 Conversion of General Partner’s Interest to a Limited Partner Interest. Unless otherwise determined by a Majority Interest of the Limited Partners, if the Partnership is continued and not wound up on the occurrence of an event of withdrawal of a General Partner within the meaning of Section 4.02 of the Act, the interest of the withdrawn General Partner shall automatically be converted to a Limited Partner interest effective as of the date of the event of withdrawal, with the same Percentage Interest as existed immediately before such conversion; provided that this Section shall not be construed to preclude or to be in lieu of any cause of action the Partnership or the other Partners may have as a result of a General Partner’s wrongful withdrawal.

7.3                                 Winding Up. Upon the occurrence of a Dissolution Event, the Partnership shall continue solely for the purposes of winding up its business and affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners, and no Partner shall take any action that is inconsistent with such. To the extent consistent with the foregoing, this Agreement shall continue in effect until the Partnership’s property has been distributed or applied in satisfaction of Partnership liabilities and a certificate of cancellation has been filed for the

Partnership pursuant to the Act. The General Partner or, if one or more General Partner has withdrawn, a liquidator or liquidating committee appointed by a Majority Interest of the Limited Partners (in either case, the “Liquidator”) shall be responsible for winding up the Partnership. The Liquidator shall cause the Partnership’s property to be liquidated as promptly as is consistent with obtaining the fair value thereof; provided, that (a) to the extent practicable and with the consent of a Majority Interest of the Limited Partners, the Liquidator may distribute any assets of the Partnership in kind and subject to any indebtedness secured thereby, and (b) the General Partner or liquidator may, in its sole and absolute discretion, retain and distribute as collected any deferred payment obligation owed to the Partnership. The Liquidator shall have all of the powers of the General Partner to the extent consistent with the liquidator’s obligations and shall be entitled to the benefit of the provisions of Section 4.3 during the winding up.

7.4                                 Application of Proceeds of Liquidation. During or upon completion of the winding up, the proceeds of liquidation and other assets of the Partnership shall be applied and distributed in one or more installments in the following order and priority:

(a)                                  to the payment, or provision for payment, of the expenses of winding up;

(b)                                 to the payment, or provision for payment, of creditors of the Partnership (including Partners other than in respect of distributions) in the order of priority  provided by law;

(c)                                  to the establishment of any reserves deemed necessary or appropriate by the Liquidator to provide for contingent or unforeseen liabilities of the Partnership; and

(d)                                 the balance (including reductions in reserves established pursuant to Section 7.4(c)) shall be distributed to the Partners in accordance with their Partnership Interests and applicable.

7.5                                 Timing of Liquidating Distributions. To the extent reasonably practicable, the distributions described in Section 7.4(d), if any, shall be made to the Partners before the end of the taxable year of the Partnership in which the Dissolution Event occurs, or, if later, within ninety days after the date thereof.

7.6                                 Liquidating Trust. In the discretion of the Liquidator, all or any proportionate part of the distributions that would otherwise be made to the Partners pursuant to Section 7.4(d) may be distributed to a trust established by the Liquidator for the benefit of the Partners and for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership or paying any contingent or unforeseen obligations of the Partnership. The assets of such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the trustee (who may or may not be the Liquidator or an affiliate of the Liquidator), in the same proportions as the amounts distributed to such trust by the Partnership would otherwise have been distributed to them pursuant to Section 7.4(d).

ARTICLE 8. MISCELLANEOUS

8.1                                 Notices. All notices, consents, waivers and other communication under this Agreement shall be in writing and shall be deemed to have been given as of the date actually received or as of the date deposited in the United States mail, registered or certified, postage prepaid, and addressed to the Partnership or the General Partner at the Partnership’s principal office or to any other Partner at its address set forth on Schedule A, or to such other address notice of which has been given as provided in this Section.

8.2                                 Construction. Unless clearly otherwise required by the context, for purposes of this Agreement, (a) the gender of words shall include the masculine, feminine and neuter, and the singular shall include the plural, and vice versa, (b) references to Articles and Sections are to those of this Agreement, (c) references to Schedules, Annexes or Exhibits are to those attached hereto, each of which is made a part hereof, (d) the words herein, hereinafter or similar derivations shall be construed as references to this Agreement as a whole, and (e) the words include, including and similar derivations shall be construed as without limitation. Captions contained in this Agreement are for convenience only and shall not affect its interpretation.

8.3                                 Amendments. All amendments to this Agreement shall be in writing and may be adopted only with the consent of the General Partner and a Majority Interest of the Limited Partners; provided, that amendments to this Agreement that are of an inconsequential nature and do not adversely affect any Limited Partner in any material respect, or that are necessary or appropriate to comply with any applicable law or governmental regulation, or that are required or contemplated by this Agreement to be made solely by the General Partner, may be made by the General Partner acting alone. Notwithstanding the preceding sentence, the consent of each of the Limited Partners must be obtained for any amendment that would materially and adversely affect the Limited Partners’ rights to distributions (other than as a result of the admission of additional Limited Partners), its obligations for capital contributions or its limited liability as a Limited Partner, or that would amend the provisions of this Section, or lower the threshold required by this Agreement for obtaining any vote or consent of the Limited Partners.

8.4                                 Special Power of Appointment. Each Limited Partner constitutes and appoints the General Partner, and any substituted or successor General Partner, with full power of substitution and resubstitution, its true and lawful attorney with full power and authority for it and in its name, place, and stead to execute, acknowledge, file and record any amendments to this Agreement permitted to be made unilaterally by the General Partner and all certificates, qualifications, instruments and documents that relate to the Partnership or its business and affairs and that the General Partner deems necessary or appropriate. This special power is coupled with an interest and is irrevocable, and shall survive an assignment by a Limited Partner of all or part of its interest in the Partnership and the death, incompetency or termination of existence of a Limited Partner. Any person dealing with the Partnership may conclusively rely upon the fact that any document executed by the General Partner pursuant to this power is binding upon the Partnership without further inquiry.

8.5                                 Counterparts. This Agreement may be executed in multiple counterparts or counterpart signature pages, each of which shall be an original and all of which shall constitute one agreement.

8.6                                 Entire Agreement. This Agreement constitutes the entire agreement of the Partners with respect to the Partnership and there are no agreements, understandings, conditions, representations or warranties among the Partners other than as set forth or provided herein.

8.7                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of any conflicts-of-law principle that might refer such governance or construction to the law of another jurisdiction.

8.8                                 Severability. If any provision of this Agreement is held to be illegal or unenforceable, the remaining provisions hereof shall be enforced and applied as if the illegal or unenforceable provision was not a part of this Agreement.

8.9                                 Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall only be binding on and inure to the benefit of the Partners and their respective legal representatives, successors and permitted assigns.

8.10                           Facsimile Signatures. A telegram, telex, cablegram or similar transmission by a person, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a person, shall be regarded as signed by the person for all purposes of this Agreement.

EXECUTED as of the date set forth above.

GENERAL PARTNER:

ENCORE MEDICAL GP, INC., a Nevada corporation

By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman, Secretary

LIMITED PARTNER:

ENCORE MEDICAL ASSET CORPORATION, a Nevada corporation

By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman, Secretary

SCHEDULE A

AGREEMENT OF LIMITED PARTNERSHIP OF

ENCORE MEDICAL, L.P.

Dated as of February       , 2002

Partners	Capital Contributions	Percentage Interests

GENERAL PARTNER:

Encore Medical GP, Inc.	10 Shares of Encore Orthopedics, Inc., a Delaware corporation	1%

LIMITED PARTNER:

Encore Medical Asset Corporation	990 Shares of Encore Orthopedics, Inc., a Delaware corporation	99%

TOTAL		100%